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                                                                    Exhibit 23.2

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Chemical Banking Corporation of our report dated June 7, 1995, relating to the statement of net assets available for plan benefits of The Thrift-Incentive Plan of The Chase Manhattan Bank, N.A. as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 Annual Report on Form 11-K of The Thrift-Incentive Plan of The Chase Manhattan Bank, N.A.
/s/  KPMG Peat Marwick LLP
New York, New York
March 29, 1996